Exhibit 24.1

POWER OF ATTORNEY

The undersigned constitutes and appoints Joel Rubinstein, Daniel Nussen, Jordan Leon, Sean Toner and Yael Steiner, or any of them acting singly, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign any and all SEC statements of beneficial ownership of securities of DFP Healthcare Acquisitions Corp. (the “Company”) on Schedule 13D as required under Section 13 and Forms 3, 4 and 5 as required under Section 16(a) of the Securities Exchange Act of 1934, as amended, and any amendments thereto, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, the Company and any stock exchange on which any of the Company’s securities are listed, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each act and thing requisite and necessary to be done under said Section 13 and Section 16(a), as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

A copy of this power of attorney shall be filed with the SEC.  The authorization set forth above shall continue in full force and effect until the undersigned revokes such authorization by written instructions to the attorneys-in-fact.

The authority granted hereby shall in no event be deemed to impose or create any duty on behalf of the attorneys-in-fact with respect to the undersigned’s obligations to file Schedule 13Ds and Forms 3, 4 and 5 with the SEC.

Dated: March 10, 2020
/s/ Jennifer Carter
Name: Jennifer Carter